EXHIBIT 10.6
Award Control Number:
THE KITCHEN COLLECTION, INC.
LONG-TERM INCENTIVE
COMPENSATION AWARD
(NOT TRANSFERABLE)
Form of Award Unit CERTIFICATE
THE KITCHEN COLLECTION, INC.
(the “Company”) pursuant to action of the Compensation
Committee of its Board of Directors (the “Committee”),
hereby grants to
                                         (the “Grantee”),                      Award Units
having an Award Unit Price $                     per Unit
pursuant to and subject to the provisions of The
Kitchen Collection, Inc. Long-Term Compensation Plan (the
“Plan”). This Award granted on and this Certificate executed at Chillicothe, OH as of
January 1, 20 — , the “Date of Grant”
The Award Units granted in this Certificate shall have a
maturity date of January 1, 20 —  (but shall mature earlier in accordance with Plan terms on death, disability or
retirement).
Recipient acknowledges having received a complete copy of the Plan.

THE KITCHEN Collection, Inc.

BY
President and Chief Executive Officer
Please review carefully the summary of general provisions pertinent to this award on the reverse side.

Award Unit Certificate
General Provisions**
1.	Vesting/Taxes: These Award Units are fully vested as of the Grant Date. As a result, they are subject to FICA taxes when granted. (However, under current tax law, they are not subject to federal, state or local income taxes until paid out.) All payments under the Plan will be reduced by the amount of any employment or other taxes that are required to be withheld therefrom.
2.	Payment Restrictions: The Book Value Units granted under the Award shall be subject to a payment restriction for a period of five years from the Grant Date (the “Maturity Date”); provided that such payment restrictions automatically lapse upon a termination of employment by reason of death, Disability or Retirement. The Committee may not accelerate the time at which such payment restrictions will lapse. In addition, the Maturity Date for certain “key employees” (generally, the top 50 paid employees across the NACCO group) will be delayed until 6 months after retirement.
3.	Payment Date / Value: Unless a Participant makes a deferral election under Paragraph 4 below, as soon as practicable following the lapse of a payment restriction applicable to an Award pursuant to Paragraph 2 above, the Company will deliver to the Participant (or, if applicable, his Beneficiary), a check in full payment of the Book Value Units granted pursuant to such Award. For Participants who are employed on the Maturity Date, the value of the Book Value Units is based on the Book Value as of the Quarter Date coinciding with or immediately preceding the Maturity Date. For Participants who terminated employment for reasons other than Disability or Retirement, the value of the Book Value Units is based on the Book Value as of the ending Quarter Date coincident with or immediately preceding the date of termination (despite the fact that payment is not made until Maturity Date). Finally, for Participants who die or who terminate employment before the Maturity Date due to Disability or Retirement, the value of the Book Value Units is based on the Book Value as of the ending Quarter Date coincident with or immediately preceding death, Disability or Retirement (or 6 months later in the case of key employees).
4.	Deferral Option: A Participant may make an irrevocable election to defer receipt of his entire Award under the Plan. A separate deferral election must be made with respect to each Award granted under the Plan. The Awards that are subject to a deferral election continue to be subject to the terms and conditions of this Plan and shall continue to be valued in accordance with the terms of the Plan until the date of payment. In order to make a deferral election, the election (i) must apply to 100% of an Award granted for a particular year, (ii) must be made at least 12 months prior to the Maturity Date of the Award and (iii) will not be given effect until at least 12 months after the date on which the election is made. If a valid and timely deferral election is made with respect to an Award, the payment of the Award will automatically be deferred until the 10th anniversary of the Grant Date of such Award and will then be paid in the form of a lump sum payment as soon as practicable after the 10th anniversary date. Notwithstanding the foregoing, the deferral elections of a Participant who incurs a Termination of Employment on account of death or Disability shall receive a payment of the deferred Awards as soon as practicable thereafter, with the awards valued as of the Quarter Date coincident with or immediately preceding such date. A Participant who terminates employment for any other reason (including Retirement) shall not be entitled to receive payment for his Award until the 10th anniversary of the Grant Date. The Awards for Participants whose Termination of Employment is on account of Retirement shall continue to be valued in accordance with the terms of the Plan until the date of payment. The Awards for Participants who incur a Termination of Employment for reasons other than death, Disability or Retirement shall be valued based on the Book Value as of the Quarter Date coincident with or immediately preceding the date of such Termination of Employment (despite the fact that such amounts are not paid until the 10th anniversary of the Grant Date).

5.	Assignability: This Award is not transferable for any reason whatsoever; provided, however, that upon the death of a Participant the right to the proceeds of this Award may be transferred to a Beneficiary.
6.	No Right of Employment: Neither the adoption or operation of the Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.
7.	Limitation of Rights: No trust has been created by the Company for the payment of Book Value Units granted under this Plan; nor have the grantees of Awards been granted any lien on any assets of the Company to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company, and the grantees hereunder are unsecured creditors of the Company.
8.	**Disclaimers: The IRS has not issued the final guidance that is needed to bring the Plan into compliance with the requirements of the American Jobs Creation Act of 2004 (the “Act”). Additional Plan amendments may be required. You will be notified if any amendments are made and, if any substantive changes are required, you will be issued a revised Certificate at that time. Words used in this Award Certificate that are defined in the Plan are used herein as so defined. The terms of this Award are subject to all terms and conditions of the Plan document. The Company reserves the right to amend or terminate the Plan, in whole or in part, at any time.